Exhibit 10.10

FOOT LOCKER EXCESS CASH BALANCE PLAN

(Effective January 1, 1996)

1. Purpose.

The purpose of this Plan is to provide supplemental retirement benefits for a select group of management and key employees of the Employer. The benefits are intended to supplement the benefits payable under the Qualified Plan, a plan qualified under Section 401(a) of the Code, maintained by the Employer.

2. Definitions.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below:

(a)

"Affiliate" shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

(b)	"Beneficiary" shall mean the Participant's beneficiary under the Qualified Plan.

(c)	"Board" shall mean the Board of Directors of the Company.

(d)	"Code" shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time.

(e)	"Committee" shall mean the Retirement Administration Committee of the Company, or such other committee as designated by the Board.

(f)	"Company" shall mean Foot Locker, Inc., a New York corporation, and any successor by merger, consolidation or transfer of assets.

(g)	"Control Group" shall mean the Company and its Affiliates.

(h)	"Employee" shall mean any officer, member of senior management or other key employee employed by an Employer.

(i)	"Employer" shall mean the Company and any Participating Employer.

(j)	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(k)	"Excess Cash Balance Benefit" shall mean a lump sum benefit, calculated under Section 3 below and payable under this Plan.

(l)

"Participant" shall mean any Employee who is a participant in the Qualified Plan and whose benefit under the Qualified Plan is limited, directly or indirectly, by Code Sections 401(a)(17) and/or 415. In no event shall an Employee who is not entitled to benefit under the Qualified Plan be eligible for, or receive, an Excess Cash Balance Benefit under the Plan.

(m)	"Participating Employer" shall mean any Affiliate which has adopted the Plan by action of its board of directors and is approved by the Board.

(n)	"Plan" shall mean the Foot Locker Excess Cash Balance Plan, as amended from time to time.

(o)	"Qualified Plan" shall mean the Foot Locker Retirement Plan, as amended and restated effective January 1, 1996, and as further amended from time to time.

(p)	"Section 409A” shall mean Section 409A of the Code including the regulations issued thereunder by the Department of the Treasury.

(q)

“Specified Employee” shall have the meaning set forth in Section 409A as determined on the date of Termination of Employment in accordance with procedures established by the Company and consistent with Section 409A.

(r)

"Termination of Employment" shall mean separation from service with the Control Group in accordance with Section 409A for any reason, including, but not limited to retirement, death, disability, resignation or dismissal with or without cause; provided, however, that if a Participating Employer is no longer a member of the Control Group and the Participant is transferred in connection with the sale of the assets of a Participating Employer and the successor assumes the obligations hereunder in accordance with Section 14 hereof, a Termination of Employment shall not occur until termination of employment with the new control group.

3. Excess Cash Balance Benefit.

The Excess Cash Balance Benefit shall be equal to (i) the Participant's Account Balance (as determined under the Qualified Plan), if the limitations of Code Sections 401(a)(17) and/or 415 did not apply, less (ii) the Participant's actual Account Balance (as determined under the Qualified Plan), taking into account the limitations of Code Sections 401(a)(17) and/or 415. The Excess Cash Balance Benefit shall be calculated based on all compensation and service recognized under the Qualified Plan, whether or not with an Employer, and subject to any effects as provided in the Qualified Plan.

4. Vesting.

Subject to the Company's right to terminate the Plan under Section 16 hereof, a Participant who accrues an Excess Cash Balance Benefit hereunder shall have a nonforfeitable interest in such benefits to the extent that his or her benefits are vested under the Qualified Plan.

5. Payment.

The vested portion of a Participant's Excess Cash Balance Benefit shall be paid to the Participant in a lump sum on the first day of the month occurring thirty (30) days following Termination of Employment. Notwithstanding the foregoing, amounts payable pursuant to this Section 5 to a Participant who is a Specified Employee during the first six (6) months following such Participant’s Termination of Employment shall be delayed during the six (6) month period following such Participant’s Termination of Employment and shall be paid to the Participant on the first day of the month following the end of such six (6) month period.

6. Death of Participant.

In the event of the death of a Participant who has accrued an Excess Cash Balance Benefit hereunder prior to the payment date of such benefit, the Participant's Excess Cash Balance Benefit should be paid to the Participant's Beneficiary in a lump sum on the first day of the month occurring thirty (30) day following the Participant’s death.

7. Claims Procedure.

Any claim by a Participant or Beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Secretary of the Company or such other person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Claimant of his or her right pursuant to this Section 7 to request review of the decision.

A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. A Claimant or his or her duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

8. Construction of Plan.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Employer and no person other than the Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. If the Company decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company is required to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan. In no event shall any Participant or Beneficiary be entitled to receive any payment for any amount due under the Plan from any trust maintained for the Qualified Plan.

9. Minors and Incompetents.

In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the payment of any benefits hereunder and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

10. Administration.

The Plan shall be administered by the Committee. The Committee (or its delegate) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a termination of employment has occurred; and (f) except as specifically provided to the contrary in Section 7, to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents shall be final, binding and conclusive on all parties.

Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties.

No member of the Committee and no officer, director or employee of the Company or any other Affiliate shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.

Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

11. Limitation of Rights.

Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of the Employer as a Participant or in any other capacity or to interfere with the Employer's right to discharge him or her at any time for any reason whatsoever.

12. Payment Not Salary.

Any Excess Cash Balance Benefit payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer for the benefit of its employees.

13. Withholding.

The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments or accrual pursuant to this Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

14. Assignment.

This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In addition to any obligations imposed by law upon any successor of the Employer, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree in writing to assume the obligations under this Plan to the same extent that the Employer would be responsible if no such succession had taken place. In the event that the Employer sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

15. Non-Alienation of Benefits.

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

16. Amendment or Termination of Plan.

The Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety. Any such action by the Board with respect to the Plan shall be binding on the Employer and Employee. Except as otherwise specifically provided herein, in no event shall any termination, amendment or change of the Plan reduce the Participant's Excess Cash Balance Benefit hereunder accrued through the date of such termination, amendment or change, based on service and compensation through such date of termination, amendment or change, but with the Qualified Plan offset being based on service through the date of such termination, amendment or change and compensation through Termination of Employment or if earlier, the date of payment of the Excess Cash Balance Benefit hereunder.

17. Non-Exclusivity.

The adoption of the Plan by the Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

18. Severability.

Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

19. Headings and Captions.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

20. Governing Law.

This Plan shall be construed, interpreted and governed by ERISA. To the extent not governed by ERISA, this Plan shall be governed by the laws of the State of New York, (without regard to conflict of law provisions).

21. Section 409A.

This Plan is designed and intended to comply with Section 409A of the Code, and all provisions hereof shall be limited, construed and interpreted in a manner so to comply.

AMENDMENT NUMBER ONE TO THE

FOOT LOCKER EXCESS CASH BALANCE PLAN

WHEREAS, Foot Locker, Inc. (the "Company") maintains the Foot Locker Excess Cash Balance Plan, effective January 1, 1996 and as amended December 24, 2008 (the "Plan");

WHEREAS, the Company and the Foot Locker Retirement Plan (the "Cash Balance Plan") were parties to the Osberg v. Foot Locker class action litigation in the United States District Court in the Southern District of New York (the "Decision") in which the court ordered that the Cash Balance Plan be reformed to increase benefits consistent with the court's judgment; and

WHEREAS, pursuant to Section 16 of the Plan, the Company desires to amend the Plan to clarify that the benefits provided by the Plan shall be determined without regard to the impact of the Decision, including any increase in benefits under the Cash Balance Plan as a result of the Decision.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2018:

1.         The Plan is hereby amended to add the following language to the end of Section 3 thereof:

Notwithstanding the foregoing or anything to the contrary, the Excess Cash Balance Benefit shall be determined without regard to the impact of the Osberg v. Foot Locker class action litigation in the United States District Court in the Southern District of New York (the "Decision"), including any increase in benefits under the Qualified Plan as a result of the Decision.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 24 day of September, 2018.

FOOT LOCKER, INC.

By:         /s/ Caryn Steinert

Title: VP, Global Total Rewards

AMENDMENT NUMBER TWO TO THE

FOOT LOCKER EXCESS CASH BALANCE PLAN

WHEREAS, Foot Locker, Inc. (the "Company") maintains the Foot Locker Excess Cash Balance Plan, effective January 1, 1996 and as amended December 24, 2008 (the "Plan");

WHEREAS, pursuant to Section 16 of the Plan, the Board of Directors of the Company may amend the Plan;

WHEREAS, the Company desires to amend the Plan such that all employees who are not participants in the Plan as of December 31, 2019 shall not become participants in the Plan after such date;

WHEREAS, the Company desires to amend the Plan such that benefit accruals (other than interest credits) shall be frozen as of December 31, 2019 for all Plan participants with less than eleven years of service as of December 31, 2019; and

WHEREAS, the Company desires to amend the Plan such that benefit accruals (other than interest credits) shall be frozen as of December 31, 2022 for all Plan participants who had been credited with at least eleven years of service as of December 31, 2019.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2020, as follows:

1.    Section 1 of the Plan is hereby amended to add the following language to the end thereof:

Effective as of January 1, 2020, the Qualified Plan was amended to provide that (i) each Employee who was not a Participant in the Qualified Plan on December 31, 2019 shall not become a Participant in the Plan after such date; (ii) benefit accruals (other than interest credits) were frozen as of December 31, 2019 for each Participant in the Qualified Plan with less than eleven years of service as of December 31, 2019, such that the Participant ceased to accrue compensation credits under the Qualified Plan after December 31, 2019; and (iii) benefit accruals (other than interest credits) were frozen as of December 31, 2022, for each Participant in the Qualified Plan who had been credited with at least eleven years of service as of December 31, 2019, such that the Participant ceased to accrue compensation credits under the Qualified Plan after December 31, 2022 (collectively, the "Qualified Plan Freeze"). The Plan was amended in connection with the Qualified Plan to reflect changes consistent with the Qualified Plan Freeze.

2.    Section 2(1) of the Plan is hereby amended to add the following language to the end thereof:

An Employee who was not a Participant in the Qualified Plan on December 31, 2019, shall not be eligible to become a Participant in the Plan after such date. An Employee who is rehired on or after January 1, 2020, shall not be eligible to become a Participant in the Plan and any such rehired Employee who previously became a Participant in the Plan shall not accrue additional compensation credits under the Plan on or after the date of rehire, regardless of any prior Plan eligibility or participation.

3.    Section 3 of the Plan is hereby amended to add the following language to the end thereof:

Notwithstanding anything herein to the contrary, the Excess Cash Benefit Balance for Plan years beginning on or after January 1, 2020, shall be subject to the Qualified Plan Freeze, freezing Participant's benefit accruals (other than interest credits) as of December 31, 2019, with respect to Employees who were credited with less than eleven years of service under the Qualified Plan as of December 31, 2019, or as of December 31, 2022, with respect to Employees who were credited with eleven or more years of service under the Qualified Plan as of December 31, 2019.

4.    Section 7 of the Plan is hereby amended to add the following language to the end thereof:

A Claimant must exhaust all administrative remedies available to the Claimant under the Plan before the Claimant may seek any judicial review.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 23, day of May, 2019.

FOOT LOCKER, INC.

By:         /s/ Caryn Steinert

Title: VP – Global Total Rewards